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                            ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made and entered into as of August 23, 2002, by and between Hewitt Series Trust, a Delaware business trust (the "Trust"), and Hewitt Associates, LLC ("HA").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust has established separate series of shares of beneficial interest ("Shares"), each corresponding to a separate investment portfolio having its own investment objective, currently called the Hewitt Money Market Fund (the "Money Market Fund") and the Hewitt Institutional Money Market Fund (the "Institutional Fund," and together with the Money Market Fund, the "Funds");

     WHEREAS, the Trust desires to retain HA to render administrative services to the Trust and the Funds, in the manner and on the terms and conditions set forth below; and

     WHEREAS, HA is willing to provide administrative services to the Trust and the Funds, in the manner and on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of their mutual promises, the Trust and HA agree as follows:

                                    ARTICLE 1
                                Employment of HA

          1.1 The Trust hereby employs HA to administer, or arrange for the administration of, its affairs to the extent requested by, and subject to the supervision and control of, the Board of Trustees of the Trust (the "Trustees") for the period and upon the terms herein set forth.

          1.2 HA accepts such employment and agrees during such period at its own expense to render the services, or to arrange for the services to be rendered, and to assume the obligations herein set forth.

          1.3 HA shall for purposes of this Agreement be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

          1.4 The services of HA herein provided are not to be deemed exclusive and HA shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

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                                    ARTICLE 2
                                  Duties of HA

          2.1 Administrative Services. Subject to the terms of this Agreement and the supervision and control of the Trustees, HA shall be responsible for all aspects of the Trust's administration and operation and shall supervise the business and affairs of the Trust and the Funds, providing such services and facilities as may be required for the effective administration of the Trust and the Funds as are not provided by employees or other agents engaged by the Trust; provided that the HA shall not have any obligation to provide under this Agreement any such services which are the subject of a separate agreement or arrangement between the Trust and HA, any affiliate of HA, or any third party administrator. Such administrative services include, but are not limited to:

               (a) Preparation and maintenance of the Trust's registration statement with the Securities and Exchange Commission ("SEC");

               (b) Preparation and periodic updating of the prospectus and statement of additional information for the Funds ("Prospectus");

               (c) Preparation, filing with appropriate regulatory authorities, and dissemination of various reports for the Trust, including but not limited to semiannual reports to shareholders under Section 30(d) of the 1940 Act, annual and semiannual reports on Form N-SAR, and notices pursuant to Rule 24f-2;

               (d) Arrangement for all meetings of shareholders, including the collection of all information required for preparation of proxy statements, the preparation and filing with appropriate regulatory agencies of such proxy statements, the supervision of solicitation of shareholders and shareholder nominees in connection therewith, tabulation (or supervision of the tabulation) of votes, response to all inquiries regarding such meetings from shareholders, the public and the media, and preparation and retention of all minutes and all other records required to be kept in connection with such meetings;

               (e) Maintenance and retention of all Trust charter documents and the filing of all documents required to maintain the Trust's status as a Delaware business trust and as a registered open-end investment company;

               (f) Arrangement and preparation and dissemination of all materials for meetings of the Trustees and committees thereof and preparation and retention of all minutes and other records thereof;

               (g) Preparation and filing of the Trust's Federal, state, and local income tax returns and calculation of any tax required to be paid in connection therewith;

               (h) Calculation of the Trust's and each Fund's expenses and arrangement for the payment thereof;

               (i) Calculation of and arrangement for payment of all income, capital gain, and other distributions to shareholders of each Fund;

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               (j) Determination, after consultation with the officers of the
Trust, of the jurisdictions in which Shares shall be qualified for sale, or may be sold pursuant to an exemption from such qualification, and preparation and maintenance of the qualification of the Shares for sale under the securities laws of each such jurisdiction;

               (k) Provision of the services of person who may be appointed as officers of the Trust by the Trustees (it is agreed that some person or persons may be officers of both the Trust and HA, and that the existence of any such dual interest shall not affect the validity of this Agreement except as otherwise provided by specific provision of applicable law);

               (l) Preparation and dissemination of the Trust's and each Fund's quarterly financial information to the Trustees and preparation of such other reports relating to the business and affairs of the Trust and each Fund as the officers and Trustees may from time to time reasonably request;

               (m) Provision of internal legal, accounting, compliance, audit, and risk management services and periodic reporting to the Trustees with respect to such services;

               (n) Negotiation, administration, and oversight of third party services to the Trust including, but not limited to, custody, tax, transfer agency, disaster recovery, audit, and legal services;

               (o) Negotiation and arrangement for insurance desired or required of the Trust and administering all claims thereunder;

               (p) Response to all inquiries by regulatory agencies, the press, and the general public concerning the business and affairs of the Trust, including the oversight of all periodic inspections of the operations of the Trust and its agents by regulatory authorities and responses to subpoenas and tax levies;

               (q) Handling and resolution of any complaints registered with the Trust by shareholders, regulatory authorities, and the general public;

               (r) Monitoring legal, tax, regulatory, and industry developments related to the business affairs of the Trust and communicating such developments to the officers and the Trustees as they may reasonably request or as HA believes appropriate;

               (s) Administration of operating policies of the Trust and recommendation to the officers and the Trustees of the Trust of modifications to such policies to facilitate the protection of shareholders or market competitiveness of the Trust and Funds and to the extent necessary to comply with new legal or regulatory requirements;

               (t) Responding to surveys conducted by third parties and reporting of Fund performance and other portfolio information; and

               (u) Filing of claims, class actions involving portfolio securities, and handling administrative matters in connection with the litigation or settlement of such claims.

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                                    ARTICLE 3
                       Allocation of Charges and Expenses

          3.1 Charges and Expenses Allocated to HA. HA shall provide all executive, administrative, clerical and other personnel necessary to operate the Trust and shall pay the salaries and other costs of employing all of these persons. HA shall also furnish the Trust with office space, facilities, and equipment and shall pay the day-to-day expenses related to the operation and maintenance of such office space, facilities and equipment.

          3.2 Charges and Expenses Allocated to the Trust.

               (a) The Trust shall be responsible for payment of all expenses it may incur in its operation and all of its general administrative expenses, except those expressly assumed by HA as described in Section 3.1 above. These include (by way of description and not of limitation), any share redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs, interest on borrowings by the Trust, charges of the custodians and transfer agent, if any, cost of auditing services, non-interested Trustees' fees, all taxes and fees, investment advisory fees (other than subadvisory fees), certain insurance premiums, cost of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing and mailing updated Trust Prospectus to shareholders and contractholders, preparing, printing and mailing proxy statements and shareholder reports to shareholders and contractholders, the cost of paying dividends and capital gains distributions, costs of Trustee and shareholder meetings, dues to trade organizations, and any extraordinary expenses, including litigation costs in legal actions involving the Trust, or costs related to indemnification of Trustees, officers and employees of the Trust.

               (b) In connection with the services to be provided by HA under this Agreement, HA may to the extent that it deems appropriate, make use of subcontractors selected by HA, provided that HA shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by HA or such parties.

               (c) The Trust shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

               (d) Any expenses borne by the Trust that are attributable solely to the operation or business of a Fund shall be paid solely out of such Fund's assets. Any expense borne by the Trust that is not solely attributable to a Fund's, nor solely to any other series of shares of the Trust, shall be apportioned in such a manner as HA determines is fair and appropriate, or as otherwise specified by the Trustees.

                                    ARTICLE 4
                               Compensation of HA

          4.1 For the services to be rendered, the facilities to be furnished and the payments to be made by HA, as provided herein, the Trust shall pay to HA for each of the

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Trust's fiscal quarters on the last day of each such quarter a fee based upon the average daily net assets of each Fund, as applicable, as determined pursuant to the Trust's registration statement and declaration of trust, at the annual rates set forth in Appendix A.

          4.2 For the quarter and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the quarter and year respectively.

          4.3 If, pursuant to the Trust's Registration Statement and Declaration of Trust, the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

          4.4 HA agrees to pay, waive or absorb the ordinary operating expenses of each Fund pursuant to this Agreement (including any fees or expense reimbursements payable to HA or any affiliate of the HA pursuant to this Agreement or any other agreement, but excluding interest, brokerage commissions and extraordinary expenses of the Fund) ("Operating Expenses"), which exceed the aggregate per annum rate of (A) with respect to the Money Market Fund, 0.95% of the Money Market Fund's average daily net assets and (B) with respect to the Institutional Fund, 0.45% of the Institutional Fund's average daily net assets (each, an "Expense Limitation")

          4.5 Each Expense Limitation will remain in effect unless and until the Board of Trustees of the Trust approves its modification or termination.

          4.6 The Trust, on behalf of the Funds, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by HA, and to reimburse HA out of assets belonging to the respective Fund for, any Operating Expenses of such Fund in excess of an Expense Limitation that is paid or assumed by HA pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of such Fund for any year to exceed its Expense Limitation. This Agreement of the Trust to reimburse HA for excess expenses of a Fund paid, waived or absorbed by HA shall terminate in the event HA or any affiliate of HA terminates any agreement now in effect between the Trust on behalf of a Fund and HA (or any affiliate of HA) without the consent of the Trust (other than a termination resulting from an assignment).

                                    ARTICLE 5
                            Limitations of Liability

          5.1 Limitation of Liability of HA. HA shall give the Trust the benefit of HA's reasonable best judgment and efforts in rendering services under this agreement; provided, that HA shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of HA in the performance of its obligations and duties under this agreement; and (ii) its reckless disregard of its obligations and duties under this agreement.

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          5.2 Limitation of Liability of Trust. HA acknowledges that it has received notice of and accepts the limitations on the Trust's liability as set forth in the Trust's Declaration of Trust, as amended from time to time. In accordance therewith, HA agrees that the Trust's obligations hereunder shall be limited to the assets of the Funds, and with respect to each Fund shall be limited to the assets of such Fund, and no party shall seek satisfaction of any such obligation from any shareholder of the Trust, nor from any trustee, officer, employee or agent of the Trust.

                                    ARTICLE 6
                                Books and Records

          6.1 HA hereby undertakes and agrees to maintain, in the form and for the period required, all records relating to the Trust's investments that are required to be maintained by the Trust pursuant to applicable law.

          6.2 HA agrees that all books and records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust's request. All such books and records shall be made available, within five business days of a written request, to the Trust's accountants or auditors during regular business hours at HA's offices. The Trust or its authorized representative shall have the right to copy any records in the possession of HA which pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by HA.

          6.3 HA further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

                                    ARTICLE 7
                   Duration and Termination of this Agreement

          7.1 Effective Date and Term. This agreement shall become effective as of the date first written above and shall continue in effect from year to year unless terminated as set forth in Section 7.2.

          7.2 Termination.

               (a) As to any Fund or the Trust, this agreement may be terminated at any time, without penalty, by vote of the Trustees or by HA, on sixty (60) days' written notice to the other party.

               (b) This agreement may be terminated at any time without the payment of any penalty by vote of the Trustees in the event that it shall have been established by

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a court of competent jurisdiction that HA or any officer or director of HA has taken any action which results in a breach of the covenants of HA set forth herein.

               (c) This agreement shall not be assigned without the prior written consent of the Trust.

                                    ARTICLE 8
                          Amendments to this Agreement

          8.1 This agreement may be amended as to each Fund by the parties only if such amendment is specifically approved by the Trustees.

                                    ARTICLE 9
                            Miscellaneous Provisions

          10.1 Other Relationships. It is understood that the officers, directors, agents, shareholders and other affiliates of the Trust are or may be interested in HA as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of HA may be interested in the Trust otherwise than as a shareholder.

          10.2 Definitions of Certain Terms. The terms "assignment", "affiliated person" and "interested person", when used in this agreement, shall have the respective meanings specified in the 1940 Act.

          10.3 Applicable Law.

               (a) This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Illinois without regard to conflicts of law principles or precedents.

               (b) This agreement shall be subject to the provisions of the Securities Act of 1933, Securities Exchange Act of 1934, the 1940 Act, the Investment Advisers Act of 1940 and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

          10.4 Severability. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

          10.5 Captions. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          10.6 Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

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          10.7 Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

          10.8 Cumulative Rights. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

                                            HEWITT ASSOCIATES, LLC


                                            By: /s/ C.L. Connolly
                                               ---------------------------------
                                            Title: Secretary


                                            HEWITT SERIES TRUST


                                            By: /s/ Stacy L. Schaus
                                               ---------------------------------
                                            Title: President

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                                   APPENDIX A

---------------------------------------   --------------------------------------
                 Fund                                   Fee Rate
---------------------------------------   --------------------------------------
Money Market Fund                         0.30% of the average daily net assets
                                          of the Money Market Fund

Institutional Fund                        0.10% of the average daily net asset
                                          of the Institutional Fund

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